EXHIBIT 99.1

Company Contact:
Matt Smith
Director - Investor Relations
217-258-2959
matthew.smith@consolidated.com

Consolidated Communications Holdings Reports Fourth Quarter and Full Year 2008 Results

•	Strong DSL performance with industry leading penetration and growth
•	Pennsylvania synergies exceed target for the year
•	IPTV subscribers increase 8% for the quarter and 36% for the year
•	Executed another full year of strong cash flow in support of the dividend

Mattoon, IL – March 12, 2009 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) reported results for the fourth quarter and year ended December 31, 2008.

Fourth quarter and full year 2008 summary:
•	Revenue was $102.7 million for the quarter and $418.4 million for the year.
•	Net cash provided by operations was $25.8 million for the quarter and $92.4 million for the year.
•	Adjusted EBITDA was $46.1 million for the quarter and $189.8 million for the year, which includes $0.3 million and $1.5 million, respectively, in recovery expenses from Hurricane Ike.
•	Dividend payout ratio was 74.2% for the quarter and 71.6% for the year.

“I am pleased to report another solid quarter, despite a macro economic environment full of challenges and the second complete quarter of fully launched cable voice competition.  We have proven once again the resiliency of our business and strategy,” said Bob Currey, president and CEO.

“We delivered another strong broadband performance with growth of almost 4% for the quarter and 16% for the year.  Our DSL service continues to show strength with a 3% increase in the quarter, while raising our industry leading penetration rate of 35% on total ILEC access lines.  As a result of our HD and DVR growth, our ARPU on IPTV subscribers has reached its highest point ever.”

“Financially, we produced solid results for the quarter with $102.7 million in revenue and $46.4 million in adjusted EBITDA.  For the year, we produced $63.5 million in cash available for dividends and improved our full year payout ratio of 71.6% by 430 basis points over 2007.   Revenue and adjusted EBITDA for the full year 2008 were in line with our expectations at $418.4 million and $191.3 million, excluding $1.5 million in Hurricane Ike expenses.”

“The North Pittsburgh acquisition was a great success in 2008 and I am excited about the opportunities for the second year.  The integration is nearing completion with the final system conversion occurring within the next couple of months.  Our synergy forecast of $7 million for the first year was surpassed by 10% or $0.7 million.  With the run rate ahead of plan, we are confident in meeting our synergy target for year two of $11 million,” Currey concluded.

Operating Statistics at December 31, 2008, Compared to December 31, 2007.
•	Total connections were 454,003, an increase of 1,682, or 0.4%.
•	Total local access lines were 264,323, a decrease of 21,863, or 7.6%.
o	Our existing Illinois and Texas operations had a decrease of 18,324, or 8.2%.
o	Our Pennsylvania operations had a decrease of 3,539, or 5.7%.
•	ILEC Broadband connections were 108,483, an increase of 14,905, or 15.9%.
o	DSL subscribers were 91,817, an increase of 10,480, or 12.9%.
o	IPTV subscribers were 16,666, an increase of 4,425, or 36.1%.
•	ILEC VOIP lines were 6,510, an increase of 4,016, or 161.0%.
•	CLEC access line equivalents were 74,687, an increase of 4,624, or 6.6%.

Steve Childers, Consolidated’s Chief Financial Officer, stated, “Given current market conditions, I think it is an important reminder that we do not have any anticipated financing needs in the near-term.  Our credit facility has no debt maturities until December 31, 2014.  From a liquidity standpoint, in addition to our current cash of $15.5 million, our $50 million revolver remains undrawn and fully available.”

Cash Available to Pay Dividends
For the quarter and full year 2008, cash available to pay dividends, or CAPD, was $15.3 million and $63.5 million, respectively.  The dividend payout ratios for the quarter and full year 2008 were 74.2% and 71.6%, respectively.  At December 31, 2008, cash and cash equivalents were $15.5 million. The Company made capital expenditures of $10.9 million during the fourth quarter and $48.0 million for the full year.

Financial Highlights for the Fourth Quarter Ended December 31, 2008
•
Revenues were $102.7 million, compared to $85.0 million in the fourth quarter of 2007.  Revenues excluding the impact from the North Pittsburgh acquisition were $79.7 million, a decrease of $5.3 million.  Declines in Local Calling Services, Network Access and Other Operations were partially offset by increases in Data and Internet Services.  Approximately half of the decline was the result of lower revenue from our non-core businesses/Other Operations, which generally produce low single digit margins.

•
Depreciation and amortization was $23.6 million, compared to $16.1 million in the fourth quarter of 2007. The $7.5 million increase was attributable to 2008 capital additions as well as the increased depreciation associated with the fixed assets acquired and the amortization of intangible assets recognized in conjunction with the acquisition of North Pittsburgh.

•
Income from operations was $9.7 million, compared to $17.5 million in the fourth quarter of 2007.  The decrease is mainly due to a non-cash goodwill impairment charge of $6.1 million for our non-core telemarketing enterprise business unit.

•
Interest expense, net was $18.7 million, compared to $11.7 million in the same quarter last year.  For the fourth quarter 2008, the resulting $7.0 million increase in net interest expense is primarily attributable to the incremental debt and terms of our new credit facility.  In addition, the quarter included a $2.8 million non-cash interest expense as the result of the accounting for our interest rate swaps.

•
Other income, net was $4.6 million, compared to $1.5 million for same period in 2007.  As part of the acquisition of North Pittsburgh, the company acquired interests in three additional cellular partnerships, which accounted for approximately $3.5 million of income during the period.

•
The Company has elected to discontinue the application of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation,” which resulted in a fourth quarter 2008 non-cash extraordinary gain, net of tax, in the amount of $7.2 million.

•
Net income was $3.6 million, compared to a net loss of $1.0 million in the fourth quarter of 2007.  “Adjusted net income” excludes certain items in the manner described in the table provided in this release.  On that basis, “adjusted net income” was $5.1 million for the fourth quarter ended December 31, 2008, compared to $5.3 million in the same quarter of 2007.

•
Diluted net income per common share was $0.11, compared to a diluted net loss per common share of $0.04 in the same quarter of 2007.  “Adjusted net income per share” excludes certain items in the manner described in the table provided in this release.  On that basis, “adjusted net income per share” for the fourth quarter ended December 31, 2008 was $0.17 compared to $0.20 in the fourth quarter of 2007.

•
Adjusted EBITDA was $46.1 million, including $0.3 million in additional overtime, contractor, and vendor costs related to recovery efforts for Hurricane Ike, compared to $37.0 million for the same period in 2007.  The increase was primarily driven by the impact of the North Pittsburgh acquisition.  Net cash provided from operating activities was $25.8 million, compared to $29.3 million for the fourth quarter in 2007.

•	The total net debt to last twelve month Adjusted EBITDA coverage ratio is 4.6 times to one.

Financial Highlights for the Year Ended December 31, 2008
•
Revenues were $418.4 million, compared to $329.2 million for the prior year period.  Revenues excluding the impact from the North Pittsburgh acquisition were $323.6 million for the full year of 2008.  Increases in Data and Internet revenue from DSL, IPTV and VOIP growth were offset by declines in Local Calling Services, Network Access and Other Operations.  In addition, 2007 included non-recurring carrier settlements resulting in approximately $1.5 million of revenue.

•
Net income was $12.5 million, compared to $11.4 million for the same period of 2007.  This increase was driven by the benefits created from the North Pittsburgh acquisition, partially offset by an incremental $1.5 million in recovery expenses related to Hurricane Ike.

•
Diluted net income per common share was $0.42, compared to $0.44 for the full year 2007.  “Adjusted net income per share” excludes certain items in the manner described in the table provided in this release.  On that basis, “adjusted net income per share” for the twelve months ended December 31, 2008 was $0.71, compared to $0.74 for the prior year period.  Additionally, operating expenses associated with Hurricane Ike, reduced net income per common share by $.02 per share.

•
Adjusted EBITDA was $189.8 million including the $1.5 million in charges related to Hurricane Ike, compared to $143.8 million for the same period in 2007.  The increase was primarily driven by the impact of the North Pittsburgh acquisition.

•	Net cash provided from operating activities was $92.4 million, compared to $82.1 million for the twelve month period in 2007.
•	All coverage ratios were in compliance with our credit agreement.

Financial Guidance
For 2009, the Company is providing the following full year guidance: Capital expenditures for 2008 were $48.0 million and for 2009 are expected to be in the range of $42.0 million to $43.0 million.  The lower spend is due to the $2.0 million in integration expenditures that will not be needed in 2009 as well as an additional $3.0 million in synergies we estimated as part of the North Pittsburgh transaction. Cash interest expense for 2008 was $65.0 million and for 2009 is expected to be in the range of $58.0 million to $61.0 million and when including the expected bonus depreciation from the stimulus plan, cash income taxes are expected to be in the range of $11.0 million to $13.0 million compared to $13.5 million in 2008.  During 2009 and based on preliminary plan valuations, we currently expect to make cash contributions in the range of $9.0 million to $11.0 million to our pension funds.  This compares to cash contributions made in 2008 totaling $6.1 million.  Also, based on preliminary estimates, we currently expect to recognize an additional non-cash GAAP pension expense of between $4.0 million to $5.0 million compared to $0.7 million for 2008.

Dividend Payments
On March 9, 2009, the company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on May 1, 2009 to stockholders of record at the close of business on April 15, 2009.

Conference Call Information
The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss fourth quarter earnings and developments in the business.  The call is being webcast and can be accessed from the “Investor Relations” section of the Company’s website at http://www.consolidated.com.  The webcast will also be archived on the Company’s website.  If you do not have internet access, the conference call dial-in number is 1-866-395-2185.  International parties can access the call by dialing 1-706-758-1344.  A telephonic replay of the conference call will also be available starting two hours after completion of the call until March 26, 2009 at midnight Eastern Time.  To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291 and enter pass code 82734883.

Use of Non-GAAP Financial Measures
This press release, as well as the conference call, includes disclosures regarding “Adjusted EBITDA”,  “cash available to pay dividends”, “total net debt to last twelve month Adjusted EBITDA coverage ratio”, “adjusted net income,” and “adjusted net income per share”, all of which are non-GAAP financial measures.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income (loss) or net income (loss) per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how Adjusted EBITDA is calculated for each of the periods presented.

EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on an historical basis.  We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP.  EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents Adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures, (3) cash taxes and (4) stock repurchases.

We present Adjusted EBITDA and cash available to pay dividends for several reasons.  Management believes Adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented Adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. Other information related to the non-GAAP financial measures, specifically “total net debt to last twelve month Adjusted EBITDA coverage ratio,” which is similar, though not identical too, the ratio required by our credit agreement; help put these measures in context.  As a result, management believes the presentation of Adjusted EBITDA and cash available to pay dividends, as supplemented by “total net debt to last twelve months Adjusted EBITDA coverage ratio,” provides important additional information to investors. In addition, Adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings.  In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.

Because Adjusted EBITDA is a component of the Dividend Payout Ratio and the ratio of total net debt to last twelve month Adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month Adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future and, together with adjusted net income and adjusted net income per share, assist investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated
Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania.  Each of the operating companies has been operating in its local market for over 100 years. With approximately 264,323 ILEC access lines, 74,687 Competitive Local Exchange Carrier (CLEC) access line equivalents, 91,817 DSL subscribers, and 16,666 IPTV subscribers, Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services, and directory publishing.  Consolidated Communications is the 12th largest local telephone company in the United States.

Safe Harbor
Any statements contained in this press release other than statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as “estimate,” "believe," "anticipate," "expect," “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include economic and financial market conditions generally and economic conditions in Consolidated’s service areas; changes in the valuation of pension plan assets; our ability to successfully integrate North Pittsburgh’s operations and realize the synergies from the acquisition, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated’s ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated’s common stock; the substantial amount of debt and Consolidated’s ability to incur additional debt in the future; Consolidated’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated’s possible pursuit of acquisitions; economic conditions in the Consolidated service areas in Illinois, Texas and Pennsylvania; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated’s filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q.  Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated’s filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

- Tables Follow -

Consolidated Communications
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$15,471	$34,341
Accounts receivable, net	45,092	44,001
Prepaid expenses and other current assets	18,013	21,273
Total current assets	78,576	99,615

Property, plant and equipment, net	400,286	411,647
Intangibles, net and other assets	762,764	793,329
Total assets	$1,241,626	$1,304,591

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligation	$922	$1,010
Accounts payable	12,336	17,386
Accrued expenses and other current liabilities	58,034	66,547
Total current liabilities	71,292	84,943

Capital lease obligation less current portion	344	1,636
Long-term debt	880,000	890,000
Other long-term liabilities	214,705	168,324
Total liabilities	1,166,341	1,144,903

Minority interests	5,185	4,322
Stockholders' equity:
Common stock, $0.01 par value	295	294
Paid in capital	129,284	160,723
Retained Earnings	-	-
Accumulated other comprehensive loss	(59,479)	(5,651)
Total stockholders' equity	70,100	155,366
Total liabilities and stockholders' equity	$1,241,626	$1,304,591

Consolidated Communications
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues	$102,742	$85,004	$418,424	$329,248
Operating expenses:
Cost of services and products	35,814	28,175	143,563	107,290
Selling, general and administrative expenses	27,552	23,267	108,769	89,662
Intangible assets impairment	6,050	-	6,050	-
Depreciation and amortization	23,616	16,074	91,678	65,659
Income from operations	9,710	17,488	68,364	66,637
Other income (expense):
Interest expense, net	(18,658)	(11,731)	(66,292)	(46,457)
Loss on extinguishment of debt	-	(10,323)	(9,224)	(10,323)
Other income, net	4,581	1,454	19,055	6,240
Income (loss) before income taxes	(4,367)	(3,112)	11,903	16,097
Income tax expense (benefit)	(771)	(2,082)	6,639	4,674
Income (loss) before extraordinary item	(3,596)	(1,030)	5,264	11,423
Extraordinary item, net of tax	7,240	-	7,240	-
Net income (loss) applicable to common stockholders	$3,644	$(1,030)	$12,504	$11,423
Diluted net income (loss) per common share	$0.11	$(0.04)	$0.42	$0.44

Consolidated Communications
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$3,644	$(1,030)	$12,504	$11,423
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	23,616	16,074	91,678	65,659
Non-cash stock compensation	499	1,092	1,901	4,034
Loss on extinguishment of debt	-	10,323	9,224	10,323
Intangible asset impairment	6,050	-	6,050	-
Extraordinary item	(7,240)	-	(7,240)	-
Other adjustments, net	(40,461)	(3,182)	(46,053)	(2,721)
Changes in operating assets and liabilities, net	39,657	6,013	24,347	(6,649)
Net cash provided by operating activities	25,765	29,290	92,411	82,069
INVESTING ACTIVITIES
Securities purchased	-	-	-	(10,625)
Proceeds from sale of investments and securities	-	-	-	10,625
Acquisitions, net of cash acquired	-	(271,780)	-	(271,780)
Capital expenditures	(10,896)	(8,847)	(48,027)	(33,495)
Net cash used for investing activities	(10,896)	(280,627)	(48,027)	(305,275)
FINANCING ACTIVITIES
Proceeds from issuance of stock	-	-	-	12
Proceeds from issuance of long-term obligations	-	760,000	120,000	760,000
Payments made on long-term obligations	(221)	(479,426)	(137,308)	(479,426)
Costs paid to issue common stock	-	(400)	-	(400)
Payment of deferred financing costs	-	(8,668)	(240)	(8,988)
Purchase and retirement of common stock	(249)	(131)	(257)	(131)
Dividends on common stock	(11,363)	(10,052)	(45,449)	(40,192)
Net cash provided by (used) in financing activities	(11,833)	261,323	(63,254)	230,875
Net increase (decrease) in cash and cash equivalents	3,036	9,986	(18,870)	7,669
Cash and cash equivalents at beginning of period	12,435	24,355	34,341	26,672
Cash and cash equivalents at end of period	$15,471	$34,341	$15,471	$34,341

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Telephone Operations
Local calling services	$25,167	$20,041	$104,642	$82,830
Network access services	22,138	17,276	94,603	70,169
Subsidies	14,246	13,229	55,197	45,981
Long distance services	5,714	3,174	23,982	13,963
Data and Internet services	16,524	10,386	62,664	38,017
Other services	9,245	9,099	36,879	35,814
Total Telephone Operations	93,034	73,205	377,967	286,774
Other Operations	9,709	11,799	40,457	42,474
Total operating revenues	$102,743	$85,004	$418,424	$329,248

Consolidated Communications
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
EBITDA:
Net cash provided by operating activities	$25,765	$29,290	$92,411	$82,069
Adjustments:
Compensation from restricted share plan	(499)	(1,092)	(1,901)	(4,034)
Loss on extinguishment of debt	-	(10,323)	(9,224)	(10,323)
Intangible asset impairment	(6,050)	-	(6,050)	-
Extraordinary gain, net of tax	7,240	-	7,240	-
Other adjustments, net	40,461	3,182	46,053	2,721
Changes in operating assets and liabilities	(39,657)	(6,013)	(24,347)	6,649
Interest expense, net	18,658	11,731	66,292	46,457
Income taxes	(771)	(2,082)	6,639	4,674
EBITDA (1)	45,147	24,693	177,113	128,213
Adjustments to EBITDA (2):
Integration and restructuring (3)	1,692	533	4,847	1,187
Other, net (4)	(4,894)	(1,540)	(19,918)	(6,567)
Investment distributions (5)	4,860	1,935	17,778	6,586
Non-cash compensation (6)	499	1,092	1,901	4,034
Loss on extinguishment of debt (7)	-	10,323	9,224	10,323
Intangible asset impairment (8)	6,050	-	6,050	-
Extraordinary gain, net of tax (9)	(7,240)	-	(7,240)	-
Adjusted EBITDA	$46,114	$37,036	$189,755	$143,776

Footnotes for Adjusted EBITDA:
(1)  EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on a historical basis.
(2)  These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3)  Represents certain expenses associated with integrating and restructuring the Texas, Illinois and Pennsylvania businesses. For the fourth quarter of 2008, this is comprised of $1.4 million of integration costs and $0.3 million of severance costs.  For the fourth quarter of 2007, this is comprised of $0.5 million of severance costs.
(4)  Other, net includes the equity earnings from our investments, dividend income and certain other miscellaneous non-operating items.
(5)  For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(6)  Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.
(7)  This includes approximately $6.3 million as a call premium and $2.9 million in write offs of deferred financing costs incurred with the redemption of the 9.75% senior notes on April 1, 2008.  In addition, in connection with the North Pittsburgh acquisition, we wrote off $10.3 million of unamortized debt issuance costs upon entering into a new credit facility on December 31, 2007.
(8)  In connection with its annual impairment testing, the Company determined that the goodwill associated with the telemarketing and fulfillment business was impaired.  Because of the non-cash nature of the charge, it is excluded from adjusted EBITDA.
(9)  Represents the extraordinary gain associated with discontinuing the application of regulatory accounting.
The gain is non-cash and is therefore excluded from the calculation of adjusted EBITDA.

Consolidated Communications
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2008
Adjusted EBITDA	$46,114	$189,755

- Cash interest expense	(15,647)	(65,061)
- Capital Expenditures	(10,896)	(48,027)
- Cash income taxes	(4,299)	(13,540)
+ Cash interest income	38	367

Cash available to pay dividends	$15,310	$63,494

Quarterly Dividend	$11,363	$45,449
Payout Ratio	74.2%	71.6%

Consolidated Communications
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan	$880,000
Capital leases	1,266
Total debt as of December 31, 2008	$881,266
Less cash on hand	(15,471)
Total net debt as of December 31, 2008	$865,795

Adjusted EBITDA for the last twelve
months ended December 31, 2008	$189,755

Total Net Debt to last twelve months
Adjusted EBITDA	4.6	x

Consolidated Communications
Adjusted Diluted Net Income and Net Income Per Share
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Net income (loss) applicable to common stockholders before extraordinary item	$(3,596)	$(1,030)	$5,264	$11,423
Deferred tax and state audit adjustment	(402)	(862)	(402)	(2,593)
Impairment, net of tax	4,981	-	4,981	-
Deferred financing cost write-off, net of tax	-	5,781	-	5,781
Bond Redemption charge, net of tax	-	-	5,193	-
Non-cash interest on interest rate hedges, net of tax	2,305	-	916	-
Severance, net of tax	217	298	643	385
Integration and restructuring charges, net of tax	1,076	-	2,411	280
Non-cash compensation	499	1,092	1,901	4,034
Adjusted net income	$5,080	$5,279	$20,907	$19,310

Weighted average number of shares outstanding diluted	29,563,968	26,183,209	29,530,736	26,122,484

Adjusted diluted net income per share	$0.17	$0.20	$0.71	$0.74

Calculations above assume a 17.7% and 55.8% effective tax rate for the respective three and twelve month periods ending December 31, 2008 and 44.0% for both the three and twelve month periods of 2007.

Consolidated Communications
Key Operating Statistics

	December 31,	September 30,	December 31,
	2008	2008	2007
Local access lines in service
Residential	162,067	167,581	183,070
Business	102,256	102,771	103,116
Total local access lines	264,323	270,352	286,186
Total IPTV subscribers	16,666	15,454	12,241
ILEC DSL subscribers (1)	91,817	89,129	81,337
ILEC Broadband Connections	108,483	104,583	93,578
ILEC VOIP subscribers	6,510	5,739	2,494
CLEC Access Line Equivalents (2)	74,687	74,762	70,063

Total connections	454,003	455,436	452,321

Long distance lines (3)	165,953	166,652	166,599
Dial-up subscribers	3,957	5,442	5,578

IPTV Homes passed	142,809	134,925	107,631

(1) Includes only ILEC DSL.  CLEC DSL is included in CLEC access line equivalents.

(2) CLEC access line equivalents represent a combination of voice services and data circuits.  The calculations represent a conversion of data circuits to an access line basis.  Equivalents are calculated by converting data circuits (basic rate interface (BRI), primary rate interface (PRI), DSL, DS-1, DS-3, and Ethernet) and SONET-based (optical) services (OC-3 and OC-48) to the equivalent of an access line.

(3) Excludes CLEC LD subscribers.